Exhibit 10.1
VERAMARK TECHNOLOGIES, INC.
2007 MANAGEMENT BONUS PLAN
1.	Adoption. Veramark Technologies, Inc. (the “Company”) does hereby adopt the Management Bonus Plan for the calendar year ending December 31, 2007 (the “Plan”). The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Compensation Committee shall have full authority and discretion to interpret any provision of the Plan.

2.	Company Contribution Schedule and Maximum Payout. The Company’s maximum payout under the Plan will be the percentage contribution set opposite the reported Operating Income for 2007 below, before: (i) extraordinary items, (ii) taxes, and (iii) any expense for the contribution under the Plan. The maximum payout is hereinafter referred to as the “Bonus Pool”.

Contribution to
Operating Income for 2007	Bonus Plan

$500,000 — $599,999	5.0%
$600,000 — $699,999	8.0%
$700,000 — $799,999	10.0%
$800,000 — $899,999	12.0%
$900,000 — $999,999	14.0%
$1,000,000 — $1,149,999	16.0%
$1,150,000 — $1,299,999	18.0%
Over $1,300,000	20.0%
3.	Plan Participants. Participants in the Plan shall include Corporate Officers and key managers of the Company as designated by the Compensation Committee, on the recommendation of the President and CEO.

4.	Allocation of Plan Funds. If the Operating Income objective is achieved for 2007, the President and CEO shall present to the Compensation Committee, a schedule identifying the names of the Participants, including Corporate Officers, being recommended for bonuses, the rationale for each award, and the share of the Bonus Pool recommended for each such Participant. The total payout recommended by the President and CEO may be less than, but not more than, the Bonus Pool.

•	With respect to all Plan Participants, except for Corporate Officers, bonus awards will be awarded at the discretion of the President and CEO.

•	Bonus awards for individual Corporate Officers will be approved by the Compensation Committee, in its discretion.

•	The actual amount of any bonus paid to any participant will be determined and allocated by the President and CEO, or by the Compensation Committee, as applicable, in their respective discretion, and all such determinations will be final.

5.	Timing of Plan Payments and Expense Provision. No payment will be made under the Plan until after the 2007 audit is completed. Upon completion of the audit, any award shall be paid within thirty (30) days of the completion date. Appropriate provision will be made for Plan contribution expenses throughout the year.
March 2, 2007